Exhibit 99.2

Telephone and Data Systems and UScellular Announce Exploration of Strategic Alternatives for UScellular

CHICAGO (August 4, 2023) – The boards of directors of Telephone and Data Systems, Inc. (“TDS”) (NYSE: TDS) and United States Cellular Corporation (“UScellular”) (NYSE: USM) have each decided to initiate a process to explore strategic alternatives for UScellular. The comprehensive process will explore a range of strategic alternatives.

“The TDS board believes that now is the right time for a comprehensive review of strategic alternatives for UScellular. We will pursue the pathway that is in the best interest of shareholders,” said Walter C.D. Carlson, Chairman of the TDS Board.

“The UScellular leadership team and I fully support the decision to review strategic alternatives for UScellular. We will remain focused on executing our plan and fulfilling our mission of connecting people to what matters most," said Laurent Therivel, Chief Executive Officer of UScellular.

TDS has retained Citi as its financial advisor and has retained legal counsel in connection with the review of strategic alternatives for UScellular. In connection with the review, the UScellular independent directors, as authorized by the UScellular board, have retained a financial advisor and legal counsel.

There is no deadline or definitive timetable set for completion of the strategic review, and there can be no assurance regarding the results or outcome of this review. TDS and UScellular do not intend to comment further on this strategic review process, and will make further announcements in accordance with their respective ongoing disclosure obligations and pursuant to applicable laws and regulations.

About TDS
Telephone and Data Systems, Inc. (TDS), a Fortune 1000® company, provides wireless; broadband, video and voice; and hosted and managed services to approximately 6 million connections nationwide through its businesses, UScellular, TDS Telecom and OneNeck IT Solutions. Founded in 1969 and headquartered in Chicago, TDS employed 9,100 people as of June 30, 2023.

About UScellular
United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to customers with 4.7 million retail connections in 21 states. The Chicago-based company had 4,600 full- and part-time associates as of June 30, 2023. At the end of the second quarter of 2023, Telephone and Data Systems, Inc. owned 83 percent of UScellular.

For more information about TDS and UScellular, visit:
TDS: www.tdsinc.com
UScellular: www.uscellular.com
TDS Telecom: www.tdstelecom.com
OneNeck IT Solutions: www.oneneck.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about TDS’ and UScellular’s (collectively, the “Companies”) plans, beliefs, estimates, and expectations, including with respect to the exploration of strategic alternatives for UScellular. These statements are based on current intentions and expectations, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: whether any strategic alternative for UScellular will be successfully identified or completed, whether any such strategic alternative will result in additional value for the Companies and their respective shareholders and whether the process will have an adverse impact on the business of the Companies. Investors are encouraged to consider these and other risks and uncertainties that are more fully described under “Risk Factors” in the most recent filing of Form 10-K by either of the Companies, as updated by either Company in any Form 10-Q filed subsequent to any such Form 10-K.

Contacts

Media:	FGS Global
Bryan Locke, Jim Finkle, Amy Corser – TDS@FGSGlobal.com

Investors:	Colleen Thompson – Colleen.Thompson@tdsinc.com
Julie Mathews – Julie.Mathews@tdsinc.com